UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2022

VYANT BIO, INC.

(Exact Name of Company as Specified in its Charter)

Delaware	001-35817	04-3462475
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code (201) 479-1357

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Company is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (17 §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VYNT	The Nasdaq Capital Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2022, Vyant Bio, Inc. (the “Company”) and Mr. Ping Yeh, MS, MBA, PMP, PgMP, agreed that Mr. Yeh would step down as Chief Innovation Officer of the Company, effective as of February 11, 2022, and that his employment agreement would be deemed terminated as of that date by the Company without cause for purposes of determining severance thereunder. Such agreement was not the result of any disagreement Mr. Yeh had with the Company on any matters relating to the Company’s operations, policies or practices. Mr. Yeh will remain a member of the Board of Directors of the Company.

Item 8.01	Other Events

San Diego Lease

On January 7, 2022, StemoniX, Inc. (“StemoniX”), a subsidiary of the Company, entered into a lease agreement (the “San Diego Lease”) with Nancy Ridge Technology Center, L.P. for the lease of approximately 4,995 rentable square feet of laboratory and office space (the “San Diego Premises”) known as Suite 111 located at 6370 Nancy Ridge Drive, San Diego, California 92121 (the “San Diego Project”) for the StemoniX’s research, development manufacturing, laboratory, office and related uses. The San Diego Lease is guaranteed by the Company pursuant to that certain Guaranty of Lease dated January 7, 2022.

The term of the San Diego Lease is for five (5) years and two (2) months and the term of the San Diego Lease shall commence on the date that is the later of (i) February 1, 2022 or (ii) the date on which the landlord substantially completes landlord’s buildout of the San Diego Premises. The Company will initially pay $22,477.50 per month in base rent during the first year of the San Diego Lease term, which base rent will increase by three and one-half percent (3.5%) on each anniversary of the commencement date during the San Diego Lease term. Base rent is abated for the first two (2) months of the San Diego Lease term after the commencement date. In addition to base rent, the Company is responsible for payment of its pro rata share of operating expenses and property taxes for the San Diego Project.

StemoniX anticipates constructing certain improvements in the San Diego Premises.

The foregoing description of the San Diego Lease does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the San Diego Lease. The San Diego Premises replaces our expiring lease at a different San Diego facility at a lower ongoing cost structure.

Hershey Lease Amendment

On January 20, 2022, vivoPharm, LLC. ( “vivoPharm”)[, a subsidiary of the Company,] entered into a Second Amendment to Lease (the “Hershey Lease Amendment”) with Hershey Research Two, LLC, amending that certain Lease Agreement dated as of November 23, 2010, as amended by that certain First Amendment to Lease dated May 5, 2013 (as amended, the “Hershey Lease”) for the lease of approximately 6,146 rentable square feet of laboratory and office space (the “Hershey Premises”) on the first (1st) floor of the commercial condominium known as Hershey Research One, a Condominium, located at 1214 Research Boulevard, Hershey, Pennsylvania (the “Hershey Project”) for vivoPharm’s laboratory and office use. vivoPharm also has a right of first offer to lease certain space in the basement and second (2nd) floor of the Hershey Project. The Hershey Lease is guaranteed by vivoPHARM Pty, Ltd., pursuant to a Guaranty of Lease dated November 23, 2010.

The Hershey Lease Amendment extended the term of the Hershey Lease for five (5) years. Such extended term shall commence on February 1, 2022 and expire on January 31, 2027. vivoPharm has one (1) remaining option to renew the Hershey Lease for a period of five (5) years pursuant to the terms and conditions set forth in the Hershey Lease. Beginning on the extended term commencement date, vivoPharm will initially pay $16,389.33 per month in base rent during the first year of the extended term, which base rent will increase by two and one-half percent (2.5%) on each anniversary of the extended term commencement date during the Hershey Lease term. In addition to base rent, vivoPharm is responsible for payment of its pro rata share of operating expenses and property taxes for the Hershey Project.

vivoPharm anticipates constructing certain improvements in the Hershey Premises, and is entitled to reimbursement of the cost of certain tenant improvements to the Hershey Premises in an amount not to exceed $73,752.00.

The foregoing description of the Hershey Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Hershey Lease Amendment. The Hershey Lease Amendment does not materially change the Company’s cost structure for this facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYANT BIO, INC.

		By:	/s/ John A. Roberts
		Name:	John A. Roberts
		Title:	President and Chief Executive Officer

Date:	January 24, 2022